Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	Paul K. Suijk
Senior Vice President and CFO
(804) 287-5694

Cadmus Communications Completes Refinancing of its

9 3/4% Senior Subordinated Notes, Issues $125 million of 8 3/8% Senior Subordinated Notes

RICHMOND, Virginia (June 15, 2004) — Cadmus Communications Corporation (Nasdaq/NM: CDMS) (“Cadmus” or “the Company”) announced today the completion of its tender offer and consent solicitation for $125,000,000 aggregate principal amount of its 9 3/4% Senior Subordinated Notes due 2009, in which 100% of the Notes were tendered and accepted for purchase. The Company repurchased the 9 3/4% Notes with the proceeds from the issuance in a private placement that also closed today of $125,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014, as well as with borrowings under its senior bank credit facility.

Bruce V. Thomas, president and chief executive officer, remarked, “A critical objective for us in this fiscal year was to ensure that we have a capital structure that will support earnings improvement and the growth of the Company going forward. With the arrangement of our $100 million senior bank credit facility in January 2004, the redemption of our 11.5% subordinated promissory notes in May 2004, and today’s refinancing of our senior subordinated notes, we think we have achieved an attractive capital structure. We have cost-effective access to the capital we need to support our growth, we have covenants that give us the flexibility we need and that reflect our years of deleveraging, and we have significantly lowered our overall interest expense.”

Paul K. Suijk, senior vice president and chief financial officer, added, “We are very pleased with the successful placement of our new senior subordinated notes. This refinancing will reduce our interest expense going forward and extend maturity to 2014. As a result of our overall improved capital structure, we anticipate we will be able to reduce our total fiscal 2005 interest expense by approximately $1.5 million, or $0.10 per share, compared to fiscal 2004, based on current market expectations for floating interest rates. In connection with the refinancing, we will incur charges of approximately $8.6 million, or $0.61 per share, in the fourth quarter of fiscal 2004 for the tender premium, write-off of unamortized deferred financing costs of the old notes, and related fees. In addition, these events will result in an increase in our outstanding debt of approximately $10 million. We continue to drive operational and working capital improvements to support our growth strategy and to reduce debt with free cash flow.”

The offer and sale of the 8 3/8% Senior Subordinated Notes were not registered under the Securities Act of 1933, and absent such registration the 8 3/8% Senior Subordinated Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Cadmus Communications Corporation provides end-to-end, integrated graphic communications services to professional publishers, not-for-profit societies and corporations. Cadmus is the world’s largest provider of content management and production services to scientific, technical and medical journal publishers, the fourth largest periodicals printer in North America, and a leading provider of specialty packaging and promotional printing services. Additional information about Cadmus is available at www.cadmus.com.

Statements contained in this release relating to Cadmus’ future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially from management’s expectations include but are not limited to: (1) the overall economic environment, (2) the equity market performance and interest rate environment, which can impact our pension liability, (3) our ability to develop and market new capabilities and services to take advantage of technology changes in the publishing process, especially for scientific, technical and medical journals, (4) significant price pressure in the markets in which we compete, (5) the loss of significant customers or the decrease in demand from customers, (6) our ability to continue to obtain improved efficiencies and lower production costs, (7) the financial condition and ability to pay of certain customers, (8) the impact of industry consolidation among key customers, and (9) our ability to operate effectively in markets outside of North America. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. The information provided in this release is provided only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.